Exhibit 10.15

Form of Distributorship Agreement

Party A: [*]

Party B: Top Wealth Group (International) Limited

Upon negotiation, Party A and Party B have confirmed the following contents and agreed the following clauses and entered into this contract:

1. Confirmation of sales contents: Please refer to the table below for the product’s name, specification, manufacturer, quantity, unit price and amount of the goods Party A purchases:

[*]

2. Party A must confirm the products selected and such products cannot be returned or exchanged other than quality reasons.

3. Shelf life: The product is guaranteed for [12] months after delivery to Party A, assuming it remains unopened and stored under -18 degree Celsius.

4. Delivery method

●	4.1 Delivery method: [*]

●	4.2 Delivery location: [*]

●	4.3 Delivery time: [*]

5. Payment time: [Pay on delivery]

6. Payment method: Bank draft, bank transfer or cash

7. Quality standards and packaging requirements

●	7.1 The goods provided by Party A shall meet the quality standards promulgated by the state and relevant departments. If Party A finds that the goods provided by Party B have quality defects, Party A shall submit a written request within 3 working days and Party B shall respond within 2 working days. Due to the nature of the product, Party B does not accept any return or exchange other than quality reasons.

●	7.2 Party B shall properly pack the product according to the nature of the products, such as the use of foam boxes and ice packs, to ensure the quality and freshness of the product during transportation. If the product is damages or has quality defects during transportion due to packaging issue, Party B shall bear full responsibility. Party A shall check the quantity immediately when receiving the goods and raise question regarding to quantity within 2 hours after signing for the goods.

8. Party B’s rights and obligations

●	8.1 Party B’s rights

o	8.1.1 Party B has the right to know and supervise the operation of Party A in the specific distribution area of the agreed products

o	8.1.2 If Party A violates this contract, Party B can hold Party A accountable for economic and legal liability and cancel Party A’s distributorship rights.

●	8.2 Party B’s obligation

o	8.2.1 Party B shall review all promotional materials of Party A to ensure compliance with laws and regulations.

o	8.2.2 Party B is responsible for providing Party A with the inspection reports, production approval documents, enterprise certificates and other relevant legal documents required for the products.

o	8.2.3 The products provided by Party B shall meet relevant quality standards and the acceptance criteria shall base on the quality inspection report provided by Party B. Party B shall be responsible for the quality issues caused by the production (excluding issues caused by Party A’s improper storage or transportation) and the disputes arising therefrom shall be resolved in a timely manner by Party B.

o	8.2.4 In order to maintain the normal ecology of the market, the price shall not increase more than 15% every time the contract is renewed.

o	8.2.5 Party B shall strictly perform other obligations stipulated in this agreement

9. Party A’s rights and obligation

●	9.1 Party A’s rights

o	9.1.1 Party A has the right to operate under the specific region according to this agreement.

o	9.1.2 If Party B violates this contract, Party A can hold Party B accountable for economic and legal liability.

o	9.1.3 As long as Party A meets the sales growth rate of not less than 10%, it is a sufficient and necessary condition for renewing the next year’s agreement.

●	9.2 Party A’s obligations

o	9.2.1 Party A must abide by national laws and regulations and operate in a lawful manner. Party A shall be fully responsible for violations of discipline and law in the market and Party B has no responsibility in respect of that. Party A’s customers are limited to end customer. The management of products must strictly abide the relevant laws and regulations.

o	9.2.2 Party A is responsible for maintain Party B’s corporate image and shall not do anything that harms Party B’s image, and shall not use the relevant certificates provided by Party B to engage in other unrelated activities.

o	9.2.3 Party A shall sell within the specified distribution region. If Party A sells across the regions, it shall be deemed as cross-selling and shall compensate Party B for the economic losses caused.

o	9.2.4 Party A is responsible for keeping confidential of information such as Party B’s product, business, marketing strategy etc.

o	9.2.5 Party A shall strictly perform other obligations stipulated in this agreement.

o	9.2.6 In order to maintain Party B’s market price system, Party A can only sell through the agreed channels.

o	9.2.7 Party A shall abide by laws and regulations when conducting publicity activities and submit the publicity materials to Party B for review.

10 Liability for breach of contract

●	10.1 If Party B cannot execute according to Clause 4, Party B shall pay to Party A compensation at the rate of 0.001% of the delivery price for each day overdued.

●	10.2 If Party A fails to implement Clause 5 and 6 of this agreement, Party A shall pay to Party B 0.001% of the contract price for each day overdued.

●	10.3 If Party A cannot receive the goods in time due to its own reasons, Party A shall bear the storage and fresh-keeping costs incurred by Party B. Party A shall be responsible for all losses due to product deterioration caused by its own storage problems.

●	10.4 If Party A and Party B are unable to perform the contract in time due to force majeure, they shall inform the other party in a timely manner and negotiate in relation to responsibility to the breach of agreement after obtaining the relevant supporting documents.

●	10.5 If a dispute arises between Party A and Party B due to the contract, it shall first be resolved through negotiation. If an agreement cannot be reached, a lawsuit shall be brought to the Hong Kong court. In order to protect the rights and interests of the abiding party, all expenses (including but not limited to legal fees, litigation fees, preservation fees, appraisal fees and travel expenses) shall be borne by the party breaching the agreement.

11. Others: This agreement is produced in duplicate with Party A and Party B each holding one copy, which both will become effective after being signed and stamped by both parties. It there are unfinished matters, both parties shall negotiate and resolve them in accordance with the relevant laws and regulations.

Signature

Party A: [*]

Party B: [*]

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